Exhibit 5.3

[Letterhead of Sullivan & Cromwell LLP]

April 12, 2017

Ministère des Finances,

      12 rue Saint-Louis,

          Québec, Québec,

              Canada G1R 5L3.

Dear Sirs:

As special United States tax counsel to Québec in connection with the sale by Québec of its U.S.$1,250,000,000 2.750% Global Notes Series QS due April 12, 2027 (the “Notes”), we hereby confirm to you our advice as set forth under the heading “Tax Matters — United States Taxation” in the Prospectus Supplement dated April 5, 2017 to the Prospectus dated January 29, 2015, relating to the Notes, subject to the limitations noted therein, and we consent to the filing of this letter as an exhibit to the amendment to Form 18-K to be filed by Québec.

By giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as

Ministère des Finances	–2–

amended, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Sullivan & Cromwell LLP